Exhibit 99.1

ExamWorks Reports Record Second Quarter 2013 Financial Results;

Revenues of $156.1 million; Adjusted EBITDA of $25.0 million;

Raises Full Year 2013 Revenue Guidance;

Announces National Account Win

ATLANTA, GA. July 30, 2013– ExamWorks Group, Inc. (NYSE: EXAM), a leading provider of independent medical examinations (“IMEs”), peer reviews, bill reviews and related services, today reported financial results for the second quarter of 2013.

Second Quarter 2013 Highlights

●	Revenues for the second quarter of 2013 were $156.1 million, an increase of $28.3 million, or 22.1%, over the year-ago quarter revenues of $127.8 million.

●

On a pro forma basis, revenues of $156.1 million for the second quarter of 2013 represent an increase of $10.4 million, or 7.2%, over the year-ago quarter pro forma revenues of $145.7 million. Excluding the impact of currency, revenues would have grown by 8.2% over the prior year pro forma quarter. Pro forma revenues assume that acquisitions completed in 2012 were completed on January 1, 2011. We did not complete any acquisitions in the first half of 2013, thus pro forma revenues equal actual revenues.

●

Adjusted EBITDA for the second quarter of 2013 was $25.0 million (16.0% of revenues), an increase of $4.6 million, or 22.5%, over the year-ago quarter adjusted EBITDA of $20.4 million. Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

●	Generated $18.7 million of cash flow from operations in the second quarter and repaid $23.7 million of debt.

●

Increasing our full year 2013 guidance, revenues, on a constant currency basis, are now expected to increase organically between 5.5% and 7.5% from our 2012 pro forma revenues of approximately $574 million. Adjusted EBITDA margins are expected to continue to range between 15.5% and 16.5% of reported revenues.

●	We were awarded another national account in the U.S., which we expect will begin to contribute to our growth early in 2014.

Commentary

Commenting on today's earnings announcement, James K. Price, Chief Executive Officer of ExamWorks, said: “Our latest national account win once again demonstrates that the industry has embraced our model and the value we deliver to our customers. We continue to work hard to meet and redefine customer expectations, made possible by our dedicated employees worldwide.  We are excited about our momentum and look forward to the remainder of 2013. ”

Richard E. Perlman, Executive Chairman of ExamWorks, said: “The combination of our vision and strategy for our industry and business, together with excellent execution have led to the results we announce today.  As reflected by our new revenue guidance, we expect our growth to continue, further solidifying our position and reputation as the leader  in the IME industry.”

Financial Review

Revenues – For the three months ended June 30, 2013, revenues were $156.1 million, an increase of 22.1% over the $127.8 million in revenues in the second quarter of 2012. The increase in revenues was primarily due to acquisitions completed in 2012 and, to a lesser extent, growth across all of our existing businesses. The company did not complete any acquisitions in the three months ended June 30, 2013.

On a pro forma basis, for the three months ended June 30, 2013, revenues were $156.1 million, an increase of 7.2% over the $145.7 million in pro forma revenues in the second quarter of 2012. The increase in pro forma revenues was driven by growth across all of our geographies.

Below is a table presenting our pro forma revenues and growth rates for each of the regions that we serve. The numbers presented below are pro forma for the effect of acquisitions completed in 2012.

Pro Forma Revenues
	(In thousands except %)
	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2013	Change (a)	2012	2013	Change (b)
ExamWorks U.S.	$91,539	$95,493	4.3%	$181,520	$186,671	2.8%
United Kingdom	32,296	35,274	9.2%	61,954	69,041	11.4%
Australia	14,594	17,106	17.2%	28,072	33,443	19.1%
Canada	7,271	8,275	13.8%	14,438	15,696	8.7%
Total	$145,700	$156,148	7.2%	$285,984	$304,851	6.6%

(a)

For the three months ended June 30, 2013 and excluding the impact of currency, our growth in the U.K. would have been 12.6%, our growth in Australia would have been 19.2%, our growth in Canada would have been 14.5%, and our total growth would have been 8.2%.

(b)

For the six months ended June 30, 2013 and excluding the impact of currency, our growth in the U.K. would have been 13.9%, our growth in Australia would have been 21.1%, our growth in Canada would have been 9.5%, and our total growth would have been 7.4%.

Costs of revenues – For the three months ended June 30, 2013, costs of revenues were $102.1 million, an increase of 21.2% over the $84.2 million in costs of revenues in the second quarter of 2012. The change was primarily due to the acquired costs of revenues for acquisitions completed in 2012. Costs of revenues as a percentage of revenues for the second quarter of 2013 improved to 65.4% from 65.9% in the second quarter of 2012 due to a change in sales mix and positive operating leverage resulting from increased revenues. Included in costs of revenues in the second quarter of 2012 and 2013 are $750,000 and $719,000 of share-based compensation expenses, respectively.

Selling, general and administrative expenses (“SGA”) – For the three months ended June 30, 2013, SGA expenses were $34.1 million, an increase of 23.1% over the $27.7 million in SGA expenses in the second quarter of 2012. The increase was primarily due to the acquired SGA expenses for acquisitions completed in 2012. Included in SGA expenses in the second quarter of 2013 are $3.6 million in share-based compensation expenses and $769,000 in acquisition-related transaction costs and other non-recurring costs. Included in SGA expenses in the second quarter of 2012 were $4.1 million in share-based compensation expenses and $(228,000) in acquisition-related transaction costs and other non-recurring costs.

Depreciation and amortization expenses (“D&A”) – For the three months ended June 30, 2013, D&A expenses were $15.8 million, an increase of 14.5% over the $13.8 million in D&A expenses in the second quarter of 2012. The increase was primarily due to acquisitions completed in 2012. For the three months ended June 30, 2013, depreciation expense was $1.3 million and amortization expense was $14.5 million.

Interest and other expenses, net – For the three months ended June 30, 2013, interest and other expenses, net were $7.7 million, an increase of 24.2% over the $6.2 million in interest and other expenses, net in the second quarter of 2012. The increase was primarily due to higher average debt balances this quarter compared to the prior year quarter resulting from the acquisition of Australia based MedHealth completed in August 2012.

Adjusted EBITDA – For the three months ended June 30, 2013, adjusted EBITDA was $25.0 million, an increase of 22.5% over the $20.4 million in adjusted EBITDA in the second quarter of 2012.

Adjusted EBITDA is a non-GAAP measure that is described and reconciled to net loss below and is not a substitute for the GAAP equivalent.

Other financial data – We generated $18.7 million of cash flow from operations in the second quarter of 2013 and $17.6 million of cash flow from operations in the first six months of 2013, after the $11.0 million bond interest payment made in January 2013. We ended the quarter with $9.2 million of cash on hand, $357.9 million of total debt and total leverage as calculated under our credit facility of approximately 3.86x. Our total debt consisted of $250.0 million of senior unsecured notes due July 2019, $78.0 million outstanding under the senior secured revolving credit facility, $29.3 million outstanding under the working capital facilities in the U.K., and approximately $600,000 in seller subordinated notes. As of the end of the quarter, our committed availability under our credit facilities was approximately $200 million, of which approximately $82 million was immediately available and the balance of approximately $118 million was available to fund future acquisitions.

 Business Outlook

ExamWorks is providing the following business outlook for the full year and the third quarter of 2013:

●

Increasing our prior guidance, our full year 2013 revenues are expected to increase organically between 5.5% and 7.5% from our 2012 pro forma revenues of approximately $574 million, excluding the effects of currency.

●

We continue to expect our full year 2013 adjusted EBITDA margins to range between 15.5% and 16.5% of reported revenues. On a quarterly basis, adjusted EBITDA margins as a percentage of revenue may fluctuate between 15.5% and 17.0%.

●

Third quarter 2013 reported revenues are expected to range between $150 million and $154 million, which include approximately $2 million - $3 million unfavorable impact due to currency as compared to prior year reported revenues.

●	Third quarter 2013 reported adjusted EBITDA margins are expected to range between 15.5% and 16.0% of reported revenues.

About ExamWorks Group

ExamWorks Group, Inc. is a leading provider of independent medical examinations (“IMEs”), peer and bill reviews and related services. We help our clients manage costs and enhance their risk management processes by verifying the validity, nature, cause and extent of claims, identifying fraud and providing fast, efficient and quality IME services. ExamWorks is focused on providing clients a national presence while maintaining the local service and capabilities they need and expect.

Non-GAAP Financial Measures

In connection with the ongoing operation of our business, our management regularly reviews Adjusted EBITDA, a non-GAAP financial measure, to assess our performance. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, acquisition-related transaction costs, share-based compensation expenses, and other non-recurring costs. We believe that Adjusted EBITDA is an important measure of our operating performance because it allows management, lenders, investors and analysts to evaluate and assess our core operating results from period to period after removing the impact of changes to our capitalization structure, acquisition-related costs, income tax status, and other items of a non-operational nature that affect comparability.

We believe that various forms of the Adjusted EBITDA metric are often used by analysts, investors and other interested parties to evaluate companies such as ours for the reasons discussed above. Additionally, Adjusted EBITDA is used to measure certain financial covenants in our credit facility. Adjusted EBITDA is also used for planning purposes and in presentations to our Board of Directors as well as in our incentive compensation programs for our employees.

Non-GAAP information should not be construed as an alternative to GAAP information, as the items excluded from the non-GAAP measures often have a material impact on our financial results. Management uses, and investors should use, non-GAAP measures in conjunction with our GAAP results.

Below is a table presenting a reconciliation to Adjusted EBITDA from net loss, the most comparable GAAP measure, for each of the periods indicated.

Forward Looking Statements

Statements made in this press release that express ExamWorks' or management's intentions, plans, beliefs, expectations or predictions of future events are forward-looking statements, which ExamWorks intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These statements often include words such as "may," "will," "should," "believe," "expect," "anticipate," "intend," "plan," "estimate," or the negative of these terms or other similar expressions that convey uncertainty of future events or outcomes. Forward-looking statements may include information concerning ExamWorks' possible or assumed future results of operations, including descriptions of ExamWorks' revenues, profitability, outlook and overall business strategy. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to ExamWorks' operations and business environment, all of which are difficult to predict and many of which are beyond ExamWorks' control. Although ExamWorks believes that these forward-looking statements are based on reasonable assumptions, you should be aware that many uncertainties and factors could affect ExamWorks' actual financial results or results of operations and could cause actual results to differ materially from those in the forward-looking statements, including but not limited to: our ability to implement our growth strategy and acquisition program; our ability to integrate completed acquisitions; our expansion into international markets; our ability to secure additional financing; regulation of our industry; our information technology systems; our ability to protect our intellectual property rights and other information; our ability to compete successfully with our competitors; our ability to retain qualified physicians and other medical providers for our medical panel; our ability to obtain, retain and grow customer relationships; our ability to provide accurate health-related risk assessment analyses of data; our ability to retain key management personnel; and restrictions in our credit facility, senior notes indenture and future indebtedness. In addition, the risks discussed in our periodic reports, registration statements and other filings with the Securities and Exchange Commission could cause actual results to differ materially from the results anticipated by forward-looking statements.

You should keep in mind that any forward-looking statement made by ExamWorks herein, or elsewhere, speaks only as of the date on which made. ExamWorks expressly disclaims any intent, obligation or undertaking to update or revise any forward-looking statements made herein to reflect any change in ExamWorks' expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based.

ExamWorks will host a conference call to discuss the results and other matters at 5:00 p.m. Eastern Time. Please log in at least 10 minutes prior to the conference call in order to download the applicable audio software. Interested parties may participate live via telephone by dialing (866) 202-3048 in the U.S. or (617) 213-8843 internationally with access code 99218501. A live webcast of the call is also accessible through the Investor Relations section of the company’s web site at http://investorrelations.examworks.com/.

Following the conclusion of the call, a replay of the webcast will be available at the Company`s web site within two hours. Alternatively, a telephonic replay of the call will be available at 7:00 p.m. Eastern Time, and can be accessed until August 6th, 2013 at midnight Eastern Time, by calling (888) 286-8010 in the U.S. or (617) 801-6888 internationally, with access code 29799609.

CONTACT:

ExamWorks Group, Inc.

J. Miguel Fernandez de Castro

404-952-2400

Senior Executive Vice President and Chief Financial Officer

investorrelations@examworks.com

SOURCE: ExamWorks Group, Inc.

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

 (Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2013	2012	2013

Revenues	$127,777	$156,148	$251,515	$304,851
Costs and expenses:
Costs of revenues	84,223	102,118	165,396	199,502
Selling, general and administrative expenses	27,729	34,076	56,361	67,333
Depreciation and amortization	13,762	15,822	27,787	32,148
Total costs and expenses	125,714	152,016	249,544	298,983
Income from operations	2,063	4,132	1,971	5,868
Interest and other expenses, net:
Interest expense, net	6,556	7,541	13,018	15,119
Other (income) expense, net	(321)	205	(156)	205
Gain on interest rate swap	(61)	(46)	(115)	(94)
Total interest and other expenses, net	6,174	7,700	12,747	15,230
Loss before income taxes	(4,111)	(3,568)	(10,776)	(9,362)
Benefit for income taxes	(804)	(785)	(3,146)	(2,987)
Net loss	$(3,307)	$(2,783)	$(7,630)	$(6,375)

Per share data:
Net loss per share:
Basic and diluted	$(0.10)	$(0.08)	$(0.22)	$(0.18)

Weighted average number of common shares outstanding:
Basic and diluted	34,074,137	34,910,937	34,080,121	34,685,892

Adjusted EBITDA	$20,446	$25,006	$39,275	$48,011

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

Assets	December 31, 2012	June 30, 2013
Current assets:
Cash and cash equivalents	$8,627	$9,167
Accounts receivable, net	144,676	152,815
Other receivables	21	—
Prepaid expenses	5,336	5,057
Deferred tax assets	16	18
Other current assets	1,213	1,141
Total current assets	159,889	168,198
Property, equipment and leasehold improvements, net	10,333	10,065
Goodwill	370,143	359,611
Intangible assets, net	152,896	116,209
Long-term accounts receivable, less current portion	31,708	32,476
Deferred tax assets, noncurrent	4,173	20,231
Deferred financing costs, net	10,258	9,175
Other assets	1,101	1,494
Total assets	$740,501	$717,459

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable	$46,940	$49,850
Accrued expenses	35,995	37,279
Accrued interest expense	10,918	10,398
Deferred revenue	3,951	4,872
Current portion of subordinated unsecured notes payable	275	282
Current portion of contingent earnout obligation	91	94
Current portion of working capital facilities	5,983	—
Other current liabilities	5,973	5,474

Total current liabilities	110,126	108,249

Senior unsecured notes payable	250,000	250,000
Senior secured revolving credit facility and working capital facilities, less current portion	128,402	107,261
Long-term subordinated unsecured notes payable, less current portion	300	309
Other long-term liabilities	7,525	7,436

Total liabilities	496,353	473,255

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; Authorized 50,000,000 shares; no shares issued and outstanding at December 31, 2012 and June 30, 2013	—	—
Common stock, $0.0001 par value; Authorized 250,000,000 shares; issued and outstanding 34,341,360 and 35,374,857 shares at December 31, 2012 and June 30, 2013, respectively	3	4
Additional paid-in capital	285,938	302,350
Accumulated other comprehensive income (loss)	3,183	(6,799)
Accumulated deficit	(36,488)	(42,863)
Treasury stock, at cost; Outstanding 905,349 shares at December 31, 2012 and June 30, 2013	(8,488)	(8,488)
Total stockholders’ equity	244,148	244,204
Total liabilities and stockholders’ equity	$740,501	$717,459

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In thousands)

(Unaudited)

	For the six months ended June 30,
	2012	2013

Operating activities:
Net loss	$(7,630)	$(6,375)
Adjustments to reconcile net loss to net cash provided by operating activities:
Gain on interest rate swap	(115)	(94)
Depreciation and amortization	27,787	32,148
Amortization of deferred rent	(114)	(172)
Share-based compensation	9,545	8,414
Excess tax benefit related to share-based compensation	—	(1,752)
Provision for doubtful accounts	1,434	2,113
Amortization of deferred financing costs	1,048	1,081
Deferred income taxes	(12,481)	(11,029)
Other	(896)	—
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	(13,802)	(19,544)
Prepaid expenses and other current assets	769	402
Accounts payable and accrued expenses	9,410	12,314
Accrued interest expense	168	(520)
Deferred revenue and customer deposits	1,314	1,165
Other liabilities	(215)	(537)
Net cash provided by operating activities	16,222	17,614
Investing activities:
Purchases of equipment and leasehold improvements, net	(2,955)	(3,313)
Working capital and other settlements for acquisitions	1,506	—
Proceeds from foreign currency net investment hedge	—	3,810
Net cash provided by (used in) investing activities	(1,449)	497
Financing activities:
Borrowings under senior secured revolving credit facility	11,000	77,000
Proceeds from the exercise of options and warrants	328	6,032
Excess tax benefit related to share-based compensation	—	1,752
Purchases of stock for treasury	(387)	—
Repayment of subordinated unsecured notes payable	(759)	—
Payment of deferred financing costs	(624)	(52)
Net repayments under working capital facilities	(4,341)	(3,216)
Repayments under senior secured revolving credit facility	(16,000)	(98,300)
Other	(95)	—
Net cash used in financing activities	(10,878)	(16,784)
Exchange rate impact on cash and cash equivalents	51	(787)
Net increase in cash and cash equivalents	3,946	540
Cash and cash equivalents, beginning of period	8,416	8,627
Cash and cash equivalents, end of period	$12,362	$9,167

EXAMWORKS GROUP, INC. AND SUBSIDIARIES

Reconciliation to Adjusted EBITDA

(In thousands)

(Unaudited)

	For the three months ended June 30,		For the six months ended June 30,
	2012	2013	2012	2013
Reconciliation to Adjusted EBITDA:
Net loss	$(3,307)	$(2,783)	$(7,630)	$(6,375)
Share-based compensation expense (1)	4,849	4,283	9,545	8,414
Depreciation and amortization	13,762	15,822	27,787	32,148
Acquisition-related transaction costs	(254)	458	(109)	907
Other non-recurring costs	26	311	81	674
Interest and other expenses, net	6,174	7,700	12,747	15,230
Benefit for income taxes	(804)	(785)	(3,146)	(2,987)
Adjusted EBITDA	$20,446	$25,006	$39,275	$48,011

(1) Share-based compensation expense of $719,000 and $1.4 million is included in costs of revenues for the three and six months ended June 30, 2013, respectively, and the remainder is included in SGA expenses. Share-based compensation expense of $750,000 and $1.5 million is included in costs of revenues for the three and six months ended June 30, 2012, respectively, and the remainder is included in SGA expenses.